CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 17, 2012, relating to the financial statements and financial highlights which appear in the February 29, 2012 Annual Report to Shareholders of the Systematic Value Fund and the Systematic Mid Cap Value Fund, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” in such Registration Statement.

Philadelphia, Pennsylvania

June 27, 2012